Exhibit 4.21
DATED 15 DECEMBER 2006
GREAT EAST HULL NO. 1717 L.L.C.
GREAT EAST HULL NO. 1718 L.L.C.
H.S.H.I. HULL NO. S363 L.L.C.
H.S.H.I. HULL NO. S364 L.L.C.
(as Borrowers)
- and -
CALYON
and others
(as Senior Lenders)
- and -
CALYON
and others
(as Junior Lenders)
and
CALYON
(as Agent)
- and -
CALYON
(as Security Trustee)
- and -
CALYON
(as Swap Provider)
- and -
CALYON
(as KEIC Agent)

US$255,528,228.43 SENIOR LOAN AND
US$80,000,000 JUNIOR LOAN SECURED
LOAN AGREEMENT

One, St Paul’s Churchyard London EC4M 8SH Telephone +44 (0)20 7329 4422 Fax +44 (0)20 7329 7100 DX No. 64 Chancery Lane www.shlegal.com

LOAN FACILITY AGREEMENT
Dated: 15 DECEMBER 2006
BETWEEN:
(1)
GREAT EAST HULL NO. 1717 L.L.C., GREAT EAST HULL NO. 1718 L.L.C., H.S.H.I. HULL NO. S363 L.L.C., H.S.H.I. HULL NO. S364 L.L.C., each being a limited liability company formed under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (each a “Borrower” and together the “Borrowers”); and

(2)	the banks listed in Schedule 1 Part 1, each acting through its office at the address indicated against its name in Schedule 1 Part 1 (together the “Senior Lenders” and each a “Senior Lender”); and
(3)	the banks listed in Schedule 1 Part 2, each acting through its office at the address indicated against its name in Schedule 1 Part 2 (together the “Junior Lenders” and each a “Junior Lender”); and
(4)	CALYON, acting as agent through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France for the Lenders (in that capacity the “Agent”);
(5)	CALYON, acting as security trustee through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France for the Lenders (in that capacity the “Security Trustee”);
(6)	CALYON, acting as swap provider through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France (in that capacity the “Swap Provider”); and
(7)
CALYON, acting as agent for the Finance Parties under the KEIC Buyer Credit Policies through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France (in that capacity the “KEIC Agent”).

WHEREAS:
(A)
Each Borrower has agreed to purchase the relevant Vessel from the relevant Builder on the terms of the relevant Building Contract and intends to register that Vessel on delivery on the relevant flag listed opposite that Vessel in Schedule 2.

(B)
Each of the Senior Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments from Senior Lenders, up to two hundred and fifty five million five hundred and twenty eight thousand two hundred and twenty eight Dollars and forty three cents ($255,528,228.43)) to finance up to eighty per cent (80%) of the Contract Price of the Vessels and one hundred per cent (100%) of the KEIC Insurance Premium.

(C)
Each of the Junior Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments from Junior Lenders, up to eighty million Dollars ($80,000,000)) to enable the Borrowers to benefit from a longer effective amortisation profile on the Buyer Credit.

IT IS AGREED as follows:-
1 Definitions and Interpretation
1.1	Definitions
In this Agreement:-
1.1.1
“the Address for Service” means c/o Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten (10) Business Days’ written notice to the Agent.

1.1.2	“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.
1.1.3	“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

1.1.4	“Approved Brokers” means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Compass Maritime Services LLC, Fearnley AS, R. S. Platou AS and P.F. Bassoe AS.
1.1.5	“Assigned Property” means the Insurances, the Earnings, the Charter Rights and the Requisition Compensation in respect of a Vessel.
1.1.6	“Assignments” means the deeds of assignment of Insurances, Earnings, Charter Rights and Requisition Compensation in respect of each of the Vessels referred to in Clause 8.1.4 (each an “Assignment”).
1.1.7	“Availability Termination Date” means the Buyer Credit Availability Termination Date or the Junior Loan Availability Termination Date, as the case may be.
1.1.8	“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
1.1.9
“the Borrowers’ Obligations” means all of the liabilities and obligations of the Borrowers to the Finance Parties under or pursuant to the Borrowers’ Security Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.10	“the Borrowers’ Security Documents” means those of the Security Documents to which any of the Borrowers is or is to be a party.
1.1.11
“Break Costs” means all documented costs, losses, premiums or penalties incurred by any of the Finance Parties in the circumstances contemplated by Clause 15.4 or as a result of any of them receiving any prepayment of all or any part of the Facility (whether pursuant to Clause 5.4, Clause 5.5, Clause 5.7 or otherwise) or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facilities, and any liabilities, expenses or losses incurred by any of the Finance Parties in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by any of the Finance Parties with any member of the Guarantor Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

1.1.12	“Builder” means in respect of Vessel A and Vessel B Samsung Heavy Industries, South Korea and in respect of Vessel C and Vessel D Hyundai Samho Heavy Industries, South Korea (together the “Builders”).
1.1.13
“Building Contracts” means in respect of Vessel A and Vessel B the contracts dated 11 July 2006 and in respect of Vessel C and Vessel D the contracts dated 7 September 2006 on the terms and subject to the conditions of which each of the Builders has agreed to construct the relevant Vessels for, and deliver the relevant Vessels to, the relevant Owners respectively and “Building Contract” means any one of them.

1.1.14	“Building Contract Assignments” means the deeds of assignment of the Building Contracts and the Refund Guarantees referred to in Clause 8.1.1 and “Building Contract Assignment” means any one of them.
1.1.15
“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York City, United States of America; London, England; Paris, France; and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

1.1.16
“Buyer Credit” means the aggregate amount advanced or to be advanced by the Senior Lenders to the Borrowers under Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.17
“Buyer Credit Availability Termination Date” means in respect of Vessel A 31 May 2009, in respect of Vessel B 31 July 2009, in respect of Vessel C 30 November 2009 and in respect of Vessel D 31 December 2009.

1.1.18	“Buyer Credit Margin” means nought point three per cent (0.3%) per annum.
1.1.19	“Buyer Credit Maximum Amount” means two hundred and fifty five million five hundred and twenty eight thousand two hundred and twenty eight Dollars and forty three cents ($255,528,228.43).
1.1.20
“Buyer Credit Vessel Tranches” in respect of each Vessel means that portion of the Buyer Credit to be lent to the Borrowers in respect of that Vessel which shall at no time exceed the relevant Buyer Credit Vessel Tranche Maximum Amount.

1.1.21
“Buyer Credit Vessel Tranche Maximum Amount” in respect of the Buyer Credit Vessel Tranches for Vessel A and Vessel B means sixty three million four hundred and fifty nine thousand and nine hundred and eighty three Dollars and eighty three cents ($63,459,983.83) each, and in respect of the Buyer Credit Vessel Tranche for Vessel C means sixty four million three hundred thousand eight hundred and seventy nine Dollars and fifty eight cents ($64,300,879.58) and for Vessel D means sixty four million three hundred and seven thousand three hundred and eighty one Dollars and nineteen cents ($64,307,381.19) each.

1.1.22
“Change of Control” means either (i) in respect of any of the Borrowers that the Guarantor shall cease, for any reason whatsoever (save with the prior written consent of the Agent pursuant to Clause 9.1.19 or otherwise), to own or control directly or indirectly, all of the shares of that Borrower or (ii) in respect of the Guarantor any person or any two or more persons acting in concert (excluding Resolute Investments Inc. or any successor thereto) acquire (a) legally or beneficially and either directly or indirectly more than fifty per cent (50%) of the entire issued share capital of the Guarantor; or (b) the right or ability to control, either directly or indirectly the affairs or the composition of the majority of the board of directors (or equivalent of it) of the Guarantor.

1.1.23	“Charter Rights” in relation to a Vessel means all rights and benefits accruing to the Owner of that Vessel under or pursuant to a Qualifying Charter and not forming part of the Earnings.
1.1.24
“Commitment” means, in relation to a Lender, the amount of the relevant Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 Part 1 and/or Schedule 1 Part 2 and/or, where the context permits, the amount of the relevant Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

1.1.25	“Commitment Commission” means the commitment commission to be paid by the Borrowers to the Agent on behalf of the Lenders pursuant to Clause 7.
1.1.26	a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.
1.1.27
“the Communications Address” means c/o Teekay Shipping (Canada) Ltd, Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2, fax no: +1 604 681 3011 marked for the attention of Director, Finance.

1.1.28	“Company” means at any given time the company responsible for a Vessel’s compliance with (i) the ISM Code under paragraph 1.1.2 of the ISM Code and or (ii) the ISPS Code (as the case may be).
1.1.29	“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7.
1.1.30	“Contract Price” means the amount payable for a Vessel as set out in the relevant Building Contract.

1.1.31
“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

1.1.32	“Credit Support Provider” means any person (other than a Borrower) described as such in the Master Agreement.
1.1.33
“Currency of Account” means, in relation to any payment to be made to a Finance Party pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.34	“Deeds of Covenants” means the deeds of covenants referred to in Clause 8.1.3 (each a “Deed of Covenant”).
1.1.35	“Default Rate” means the rate which is the aggregate of LIBOR, any Mandatory Cost, the Margin and one point five per centum (1.5%) per annum.
1.1.36	“Delivery Date”, in respect of each Vessel, means the date on which that Vessel is actually delivered by the relevant Builder to the relevant Owner.
1.1.37	“Dollars” “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.
1.1.38	“Drawdown Date” means the date on which a Drawing is advanced.
1.1.39	“Drawdown Notice” means a notice substantially in the form set out in the relevant part of Schedule 5.
1.1.40	“Drawing” means a part of the Facility advanced by the Lenders to the Borrowers in accordance with Clause 2.

1.1.41
“Earnings”, in relation to a Vessel, means all hires including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of the Owner in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

1.1.42
“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

1.1.43
“Environmental Affiliate” means an agent or employee of an Owner or a person in a contractual relationship with an Owner in respect of the Vessel owned by it (including without limitation, the operation of or the carriage of cargo of such Vessel).

1.1.44	“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.
1.1.45
“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

1.1.46	“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of such Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from such Vessel and in connection with which that Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the relevant Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

1.1.47	“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;
(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
(c)	provide remedies or compensation for harm or damage to the environment; or
(d)	relate to Environmentally Sensitive Materials or health or safety matters.
1.1.48
“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

1.1.49	“Event of Default” means any of the events set out in Clause 10.2.

1.1.50	“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

1.1.51	“Facilities” means together the Buyer Credit and the Junior Facility (each a “Facility”).
1.1.52	“the Facility Outstandings” at any time means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions.
1.1.53
“the Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrowers have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Security Documents.

1.1.54	“Fee Letter” means the letter dated on or about the date hereof between the Borrowers and the Agent setting out any of the fees referred to in Clause 7.
1.1.55	“the Finance Parties” means the Lenders, the Security Trustee, the Swap Provider, the KEIC Agent and the Agent.
1.1.56
“Free Liquidity”, in relation to the Guarantor, means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the Guarantor shall have free, immediate and direct access each as reflected in the Guarantor’s most recent quarterly management accounts forming part of the Guarantor’s Accounts.

1.1.57	“GAAP” means the generally accepted accounting principles in the United States of America.
1.1.58	“the Guarantee” means the guarantee and indemnity of the Guarantor in respect of the Borrowers’ Obligations referred to in Clause 8.1.2.

1.1.59
“Guarantor” means Teekay Shipping Corporation, a company incorporated under the laws of the Marshall Islands and with its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

1.1.60	“Guarantor Group” means the Guarantor and each of its Subsidiaries (including but not limited to the Borrowers but excluding each of OPCO, TKO and TGP).
1.1.61	“Guarantor’s Accounts” means the financial accounts of the Guarantor and the Guarantor Group to be provided to the Agent pursuant to clause 9 of the Guarantee.
1.1.62	“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.
1.1.63
“the Indebtedness” means the Facility Outstandings; the Master Agreement Liabilities; all other sums of any nature including costs (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Finance Parties pursuant to the Security Documents; any damages payable as a result of any breach by any of the Borrowers of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.64
“Insurances”, in relation to a Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.65
“Intercreditor Deed” means an intercreditor deed dated on or about the date of this agreement made between (1) the Guarantor, (2) the Agent, (3) the Security Trustee, (4) the KEIC Agent, (5) the Swap Provider, (6) the Borrowers, (7) the Lenders and (8) KEIC.

1.1.66	“Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.
1.1.67	“Interest Period” means each interest period selected by the Borrowers or agreed by the Lenders pursuant to Clause 6.
1.1.68	“the ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.
1.1.69	“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.
1.1.70
“the ISPS Code” means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974.

1.1.71	“Junior Facility” means the credit facility made available by the Junior Lenders to the Borrowers pursuant to this Agreement.
1.1.72
“Junior Loan” means the aggregate amount advanced or to be advanced by the Junior Lenders to the Borrowers under Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.73
“Junior Loan Availability Termination Date” means, in respect of the first Drawing under the Junior Loan, in respect of Vessel A 31 May 2009, in respect of Vessel B 31 July 2009, in respect of Vessel C 30 November 2009 and in respect of Vessel D 31 December 2009 and in respect of the balance of the Junior Loan means (on a per Vessel basis) the date falling twelve (12) years after the first Drawdown Date of the Junior Loan for that Vessel.

1.1.74	“Junior Loan Maximum Amount” means eighty million Dollars ($80,000,000).

1.1.75	“Junior Loan Margin” means nought point seven per cent (0.7%) per annum.
1.1.76
“Junior Loan Vessel Tranches” in respect of each Vessel means that portion of the Junior Loan to be lent to the Borrowers in respect of that Vessel which shall at no time exceed the relevant Junior Loan Vessel Tranche Maximum Amount.

1.1.77	“Junior Loan Vessel Tranche Maximum Amount” in respect of the Junior Loan Vessel Tranches for each Vessel means twenty million Dollars ($20,000,000) each.
1.1.78	“KEIC” means Korea Export Insurance Corporation of 2-16 Floors, Seoul Central Building, 136 Seorin Dong, Jongro-ku, Seoul 110-729, Korea.
1.1.79
“KEIC Buyer Credit Policy” in relation to a Buyer Credit Vessel Tranche means the medium and long term export insurance policy issued by KEIC setting out the terms and conditions of KEIC buyer credit insurance for that Buyer Credit Vessel Tranche (together the “KEIC Buyer Credit Policies”).

1.1.80
“KEIC Insurance Premium” means in respect of Vessel A and B one point zero four per cent 1.04% of the relevant Buyer Credit Vessel Tranche Maximum Amount, in respect of Vessel C one point zero nine per cent 1.09% of the relevant Buyer Credit Vessel Tranche Maximum Amount and in respect of Vessel D one point one zero per cent 1.10% of the relevant Buyer Credit Vessel Tranche Maximum Amount expected to be the amounts set out in the table at Clause 3.3.3 to be funded by a Drawing under the Buyer Credit and paid onwards by the KEIC Agent to KEIC on the first Drawing under each Buyer Credit Vessel Tranche.

1.1.81
“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.82	“Lenders” means together the Senior Lenders and the Junior Lenders (each a “Lender”).
1.1.83
“LIBOR” means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed on Reuters page LIBOR 01 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period or if there is no such display rate then available for Dollars for an amount comparable to the Drawing, the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth per centum (1/16%)) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which it is offered deposits in Dollars and for the required period by prime banks in the London Interbank Market.

1.1.84	“Loans” means the Buyer Credit and the Junior Loan (each a “Loan”).
1.1.85
“Majority Lenders” means a Senior Lender or Senior Lenders whose Commitments in respect of the Buyer Credit aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments in respect of the Buyer Credit.

1.1.86	“Managers” means Teekay Shipping Ltd, or another management company which is controlled by Teekay Shipping Corporation nominated by the Borrowers and notified to the Agent.
1.1.87
“Mandatory Cost” means for each Lender to which it applies, the cost imputed to that Lender of compliance with the mandatory liquid asset requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, determined in accordance with Schedule 6 (Calculation of the Mandatory Cost).

1.1.88	“Margin” means the Buyer Credit Margin or the Junior Loan Margin as applicable.
1.1.89
“Master Agreement” means any ISDA Master Agreement (or other form of master agreement, relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrowers during the Facility Period including each Schedule to any Master Agreement and each confirmation exchanged pursuant to any Master Agreement.

1.1.90
“Master Agreement Liabilities” means at any relevant time all liabilities of the Borrowers to the Swap Provider under or pursuant to the Master Agreement or any Transaction whether actual or contingent, present or future.

1.1.91	“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:
(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Guarantor Group;
(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or to avoid any Event of Default;
(c)	the validity, legality or enforceability of any Security Document; or
(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security, provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Guarantor Group taken as a whole and (y) the ability of each of the Security Parties to perform each of its obligations under the Security Documents.

1.1.92	“Material Subsidiary” means:
(a)	the Borrowers; and
(b)
any other Subsidiary of the Guarantor whose assets, as determined in accordance with GAAP and as shown from the most recent financial statements available to the Agent relating to it, as multiplied by the Relevant Percentage in respect of such Subsidiary, equal or exceed 10% of the aggregate value of the assets of the Guarantor Group as determined in accordance with GAAP and as shown from the most recently available financial statements of the Guarantor Group, provided that:
(i)
in respect of any Subsidiary of the Guarantor, only the value of its assets as multiplied by the Relevant Percentage in respect of such Subsidiary shall be taken into account in the computation of the value of the assets of the Guarantor Group;

(ii)
a statement by the auditors of the Guarantor to the effect that, in their opinion, a Subsidiary of the Guarantor is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on each of the parties to this Agreement; and

(iii)	for the avoidance of doubt, none of OPCO, TKO or TGP shall be a Material Subsidiary.
1.1.93	“Maturity Date” in respect of a Vessel Tranche means the date falling twelve (12) years after the Delivery Date of the relevant Vessel.
1.1.94
“Mortgages” means (i) together the first priority statutory ship mortgages together in each case with a deed of covenants collateral thereto or (ii) the first preferred ship mortgages (as applicable by reference to the relevant Pre-Approved Flag) over each of the Vessels made or to be made between the relevant Owners and the Agent referred to in Clause 8.1.3 (each a “Mortgage”).

1.1.95	“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:
(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and
(c)	carry on its business from time to time.
1.1.96	“Obligatory Insurances” means in respect of each Vessel the insurances and entries referred to in Clause 9.3.1 and, where applicable, those referred to in Clauses 9.3.2, 9.3.5 and/or 9.4.14.
1.1.97	“OPCO” means Teekay Offshore Operating L.P. and its Subsidiaries.
1.1.98	“Owner” means in respect of a Vessel the Borrower whose name appears beside that Vessel in Schedule 2.
1.1.99
“Permitted Liens” means (i) any Encumbrance which has the prior written approval of the Agent acting upon the instructions of all the Lenders or (ii) any Encumbrances that do not exceed ten million Dollars ($10,000,000) and arise either by operation of law or in the ordinary course of the business of the relevant Security Party which are discharged in the ordinary course of business.

1.1.100	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.101	“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas.
1.1.102	“Pre-Approved Flag” means Marshall Islands, Liberia, Panama, Cayman Islands, Bermuda, NIS or Bahamas.
1.1.103	“Proceedings” means any suit, action or proceedings begun by any of the Finance Parties arising out of or in connection with the Security Documents.
1.1.104
“Proportionate Share” in respect of a Loan means, for each Lender, the percentage that its Commitment relating to that Loan bears to the aggregate Commitments of all Lenders for that Loan from time to time, being initially the percentage indicated against the name of that Lender in Schedule 1.

1.1.105	“Qualifying Charter” in respect of a Vessel means any charter entered into by the relevant Owner with a term of more than three (3) years (including any options to extend).
1.1.106	“Reference Banks” means, in relation to LIBOR, the principal London offices of Calyon and such other banks as may be appointed by the Agent in consultation with the Borrowers.
1.1.107
“Refund Guarantees” means refund guarantees numbered M0902-607-LG-00210 in respect of Vessel A, M0902-607-LG-00228 in respect of Vessel B, MO909609LG00057 in respect of Vessel C, and MO909609LG00064 in respect of Vessel D each issued by the Refund Guarantor in favour of the Borrowers respectively pursuant to the Building Contracts on 14 July 2006 in respect of Vessel A and Vessel B and 11 September 2006 in respect of Vessel C and Vessel D and “Refund Guarantee” means any one of them.

1.1.108	“Refund Guarantor” means The Export-Import Bank of Korea of 16-1, Yoido-dong, Yeongdeungpo-gu, Seoul 150-996, Korea.

1.1.109	“Relevant Documents” means the Security Documents, the Building Contracts, the Refund Guarantees, the Fee Letters, the KEIC Buyer Credit Policies and any Qualifying Charter.
1.1.110
“Relevant Percentage” means, in respect of any Subsidiary of the Guarantor at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such Subsidiary which is beneficially owned (free from Encumbrances) by the Guarantor at such time.

1.1.111	“Repayment Date” means any date for payment of a Repayment Instalment in accordance with Clause 5.
1.1.112	“Repayment Instalment” means any instalment of a Loan to be repaid by the Borrowers in accordance with Clause 5.
1.1.113
“Requisition Compensation”, in relation to a Vessel, means all compensation or other money which may from time to time be payable to an Owner as a result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.114
“the Security Documents” means this Agreement, the Master Agreement, the Building Contract Assignments, the Assignments, the Guarantee, the Mortgages, the Deeds of Covenants, the Intercreditor Deed, any other Credit Support Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed as security for the payment of all or any part of the Indebtedness.

1.1.115
“Security Parties” means, at any relevant time, the Borrowers, the Guarantor and any other party who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.116	“Subsidiary” means a subsidiary undertaking, as defined in section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.117
“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of a Finance Party or branch thereof, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.118	“TGP” means Teekay LNG Partners L.P. and its Subsidiaries.
1.1.119	“Threshold Amount” means ten million Dollars ($10,000,000) or its equivalent in any other currency.
1.1.120	“TKO” means Teekay Offshore Partners L.P. and its Subsidiaries.
1.1.121	“Total Debt” means the aggregate of:-
(a)
the amount calculated in accordance with GAAP shown as each of “long term debt”, “short term debt” and “current portion of long term debt” on the latest consolidated balance sheet of the Guarantor (but excluding TGP, OPCO and, once TKO is established, TKO (excluding OPCO to the extent already consolidated into TKO) debt which is non-recourse to the Guarantor); and

(b)
the amount of any liability in respect of any lease or hire purchase contract entered into by the Guarantor or any of its Subsidiaries (excluding TGP, OPCO and, once TKO is established, TKO (excluding OPCO to the extent already consolidated into TKO)) which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under “Restricted Cash”).

1.1.122	“Total Loss”, in relation to a Vessel, means:-
(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title, compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or
(c)
the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of its Owner within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

1.1.123	“Transfer Certificate” means a certificate materially in the form set forth in Schedule 4 signed by a Lender and a Transferee whereby:-
(a)
such Lender seeks to procure the transfer to such Transferee of all or a part of such Lender’s rights and obligations under this Agreement upon and subject to the terms and conditions set out in Clause 12; and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 12.
1.1.124	“Transaction” means a transaction entered into between the Swap Provider and the Borrowers governed by the Master Agreement.
1.1.125	“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.
1.1.126	“Transferee” means a bank or other financial institution to which a Lender seeks to transfer all or part of such Lender’s rights and obligations under this Agreement.
1.1.127	“the Trust Property” means:-
(a)	the benefit of Clause 8; and
(b)
all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent.

1.1.128
“Valuation” means in relation to a Vessel, the written valuation of that Vessel expressed in Dollars prepared by one of the Approved Brokers (or such other firms of reputable independent shipbrokers as may be acceptable to the Majority Lenders), to be nominated by the Borrowers, such nomination to be subject to the approval of the Agent. Such valuations shall be prepared at the Borrowers’ expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

1.1.129	“Vessels” means the vessels listed in Schedule 2 as “Vessel A”, “Vessel B”, “Vessel C” and “Vessel D”, and everything now or in the future belonging to them on board and ashore (each a “Vessel)”.
1.1.130	“Vessel Tranches” means, for each Vessel, the relevant Buyer Credit Vessel Tranche and the relevant Junior Loan Vessel Tranche (each a “Vessel Tranche”).
1.1.131
“Vessel Tranche Maximum Amounts” means, for each Vessel, the relevant Buyer Credit Vessel Tranche Maximum Amount and the relevant Junior Loan Vessel Tranche Maximum Amount (each a “Vessel Tranche Maximum Amount”).

1.2	Interpretation
In this Agreement:-
1.2.1	words denoting the plural number include the singular and vice versa;
1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;
1.2.3	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals, the Schedules and the Appendices;
1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;
1.2.6
references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;
1.2.8	references to any of the Finance Parties include its successors, transferees and assignees;
1.2.9
in the case of the Borrowers, references to company, incorporation, shares, officers, directors and shareholders shall be construed as references to a limited liability company, formation, limited liability company interests and members/membership, respectively; and

1.2.10	references to times of day are unless otherwise stated to London time.
1.3	Joint and several liability
1.3.1
All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

1.3.2
Each of the Borrowers agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by any other Borrower and/or to take the benefit of any security taken by the Lenders or by the Agent pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. Each of the Borrowers agree to hold any sums received by it as a result of its having exercised any such right on trust for the Agent (as agent for the Lenders) absolutely.

1.3.3
Each of the Borrowers agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against any other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Security Documents, nor prove in competition with the Finance Parties in any liquidation of (or analogous proceeding in respect of) any other Borrower in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Lenders or the Agent for the repayment of the Indebtedness.

2	The Facility and its Purpose
2.1
Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents:

2.1.1
each of the Senior Lenders agrees to advance to the Borrowers its Commitment of an aggregate principal amount not exceeding the Buyer Credit Maximum Amount to be used by the Borrowers for the purposes referred to in Recital (B), with the relevant Buyer Credit Vessel Tranche Maximum Amount being the maximum amount that may be drawn down for each Vessel; and

2.1.2
each of the Junior Lenders agrees to advance to the Borrowers its Commitment of an aggregate principal amount not exceeding the Junior Loan Maximum Amount to be used by the Borrowers for the purposes referred to in Recital (C), with the relevant Junior Loan Vessel Tranche Maximum Amount being the maximum amount that may be drawn down for each Vessel.

2.2
Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the relevant Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

2.3
Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each relevant Lender of the receipt of a Drawdown Notice, following which each relevant Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.

2.4	Availability Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the relevant Availability Termination Date.
2.5
Several obligations The obligations of the Lenders under this Agreement are several. The failure of a Lender to perform its obligations under this Agreement shall not affect the obligations of the Borrowers to any Finance Party nor shall any Finance Party be liable for the failure of another Lender to perform any of its obligations under or in connection with this Agreement.

2.6
Application of Facility Without prejudice to the obligations of the Borrowers under this Agreement, no Finance Party shall be obliged to concern itself with the application of the Facility by the Borrowers.

2.7
Loan facility and control accounts The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Facility.

3	Conditions precedent and subsequent for the Loans
3.1
Conditions precedent Before any Lender shall have any obligation to advance any Drawing under the Loans the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 3, save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:
3.2.1	no Event of Default or Potential Event of Default is continuing unremedied or unwaived or would result from the advance of that Drawing; and
3.2.2	the representations made by the Borrowers under Clause 4 are true in all material respects.
3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:
3.3.1
that Drawing will not increase the outstanding amount of the total Drawings in respect of that Vessel to a sum in excess of the relevant Vessel Tranche Maximum Amount, and will not increase the outstanding amount of the Buyer Credit to a sum in excess of the Buyer Credit Maximum Amount or of the Junior Loan to a sum in excess of the Junior Loan Maximum Amount.

3.3.2
in respect of the Buyer Credit the proposed Drawdown Date of the relevant Drawing coincides with the due date for payment by a Borrower of an instalment of the purchase price of a Vessel under a Building Contract and/or of a payment to KEIC in respect of the KEIC Insurance Premium and that Drawing will be applied in payment of, and does not exceed the amount of, that instalment and/or the KEIC Insurance Premium, as the case may be; and

3.3.3
in the case of a Buyer Credit Drawing, it will be applied in or towards payment of either (i) one of the following instalments of the purchase price of a Vessel under a Building Contract or (ii) the KEIC Insurance Premium and shall amount to a maximum of the sum set out below opposite the relevant instalment:

Payments due under
the Building Contracts
(or KEIC Insurance	Drawings under the	Drawings under the
Premium where	Buyer Credit	Buyer Credit
indicated)	Vessel A and Vessel B	Vessel C and Vessel D
Signing instalment (due on date Building Contract is signed)	$0	$0
6 months after signing instalment	$0	$7,950,000
KEIC Insurance Premium (due 6 months after signing instalment)	Not applicable	$700,879.58 in respect of Vessel C $707,381.19 in respect of Vessel D
Steel Cutting instalment	$7,850,000	$7,950,000
KEIC Insurance Premium (due together with the Steel Cutting instalment)	$659,983.83	Not applicable
Keel laying instalment	$7,850,000	$7,950,000
Delivery instalment	$47,100,000	$39,750,000
3.3.4
in respect of the Junior Loan the proposed Drawdown Dates shall be on the dates set out in Schedule 8 (or within a maximum of five (5) Business Days after the relevant date) and shall amount to a maximum of the sum set out opposite such dates in Schedule 8.

3.4
Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 3, save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5
Delivery conditions precedent Whether or not a Drawing is advanced on a Delivery Date, the Borrowers undertake to deliver or to cause to be delivered to the Agent on each Delivery Date the additional documents and other evidence listed in Part III of Schedule 3, save that references in that Part III to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel being delivered on that Delivery Date.

3.6
Delivery conditions subsequent Whether or not a Drawing is advanced on a Delivery Date, the Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, each Delivery Date the additional documents and other evidence listed in Part IV of Schedule 3, save that references in that Part IV to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel delivered on that Delivery Date.

3.7
No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 and/or Clause 3.5 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the relevant Drawdown Date or such other date specified by the Agent.

The advance of a Drawing under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clauses 3.1 and 3.5.
3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:
3.8.1	be in form and substance reasonably acceptable to the Agent (and in the case of paragraph 2(b) of Schedule 3 Part 1 in form and substance acceptable to both the Agent and the KEIC Agent); and
3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Representations and Warranties

Each of the Borrowers represents and warrants jointly and severally to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 4.6 shall only be made on the first Drawdown Date in respect of each Loan and that the representations and warranties contained at Clauses 4.2 and 4.21 shall only be made on the Execution Date):-

4.1
Status and Due Authorisation Each of the Security Parties is a corporation or limited liability company duly organised or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Security Documents and to exercise its rights and perform its obligations under the Security Documents and all corporate and other action required to authorise its execution of the Security Documents and its performance of its obligations thereunder has been duly taken.

4.2
No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Security Documents.

4.3
Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

4.4
No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Security Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.5
Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Security Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

4.6
Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Security Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding and (c) to make the Security Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

4.7
No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or organisation in force at the date hereof, it is not necessary that any of the Security Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Security Documents.

4.8
Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Security Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Security Documents or the performance by any of them of any of their obligations thereunder.

4.9
No Winding-up Neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor have taken any limited liability company or corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against the Borrowers, the Guarantor, or any Material Subsidiary of the Guarantor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Guarantor Group taken as a whole.

4.10	Solvency
4.10.1
Neither the Borrowers, the Guarantor nor the Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

4.10.2
Neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

4.10.3
The value of the assets of each of the Borrowers, the Guarantor and the Guarantor Group taken as a whole is not less than the liabilities of such entity or the Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

4.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrowers, the Guarantor or any Material Subsidiary of the Guarantor.
4.11	No Material Defaults
4.11.1
Without prejudice to Clause 4.11.2, neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Guarantor Group taken as a whole.

4.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

4.12
No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of the Guarantor Group taken as a whole has been started or is reasonably likely to be started.

4.13
Guarantor’s Accounts The first set of Guarantor’s Accounts and all other annual financial statements relating to the Guarantor Group required to be delivered under clause 9 of the Guarantee, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Guarantor Group at the date as of which they were prepared and the results of the Guarantor Group’s operations during the financial period then ended.

4.14
No Material Adverse Change Since the publication of the last financial statements relating to the Guarantor Group delivered pursuant to clause 9 of the Guarantee, there has been no change that has a Material Adverse Effect.

4.15
No Undisclosed Liabilities As at the date to which the Guarantor’s Accounts were prepared neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

4.16
No Obligation to Create Security The execution of the Security Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrowers or the Guarantor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

4.17
No Breach The execution of the Security Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Security Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

4.18	Ownership and Security
4.18.1	Each of the Security Parties (other than the Guarantor) is a wholly owned Subsidiary of the Guarantor.
4.18.2
Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

4.19
Necessary Authorisations The Necessary Authorisations required by each Security Party, are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

4.20
Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents, will be for the account of members of the Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

4.21
Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

4.22	Use of Facility The Facility will be used for the purposes specified in the Recitals.

4.23	Representations Limited The representation and warranties of the Borrowers in this Clause 4 are subject to:
4.23.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;
4.23.2
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

4.23.3	the time barring of claims under any applicable limitation acts;
4.23.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and
4.23.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.
5	Repayment and Prepayment
5.1	Repayment of Loan The Borrowers agree:
5.1.1
to repay the Buyer Credit Vessel Tranches to the Agent for the account of the Senior Lenders by twenty four consecutive half-yearly Repayment Instalments each in the sum of two million six hundred and forty four thousand one hundred and sixty five Dollars and ninety nine cents ($2,644,165.99) in respect of the Buyer Credit Vessel Tranche relating to each of Vessel A and Vessel B, two million six hundred and seventy nine thousand two hundred and three Dollars and thirty two cents ($2,679,203.32) in respect of the Buyer Credit Vessel Tranche relating to Vessel C and two million six hundred and seventy nine thousand four hundred and seventy four Dollars and twenty two cents ($2,679,474.22) in respect of the Buyer Credit Vessel Tranche relating to Vessel D, the first Repayment Instalment in respect of each Buyer Credit Vessel Tranche falling due on the date which is six calendar months after the Delivery Date in respect of the relevant Vessel and subsequent Repayment Instalments falling due at consecutive intervals of six calendar months thereafter; and

5.1.2	to repay each of the Junior Loan Vessel Tranches to the Agent for the account of the Junior Lenders in one Repayment Instalment on the relevant Maturity Date.
5.2
Reduction of Repayment Instalments If, following each Buyer Credit Availability Termination Date, the aggregate amount advanced to the Borrowers under the relevant Buyer Credit Vessel Tranche is less than the relevant Buyer Credit Vessel Tranche Maximum Amount, the amount of each Repayment Instalment in respect of that Buyer Credit Vessel Tranche shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrowers may not reborrow any part of either Loan which is repaid or prepaid.
5.4
Prepayment and Cancellation The Borrowers may prepay the Facility Outstandings in whole or in part, or cancel the Buyer Credit and/or the Junior Loan in whole or in part, in each case in integral multiples of one million Dollars ($1,000,000) (or as otherwise may be agreed by the Agent) provided that they have first given to the Agent not fewer than five (5) Business Days’ prior written notice expiring on a Business Day of their intention to do so. Any notice pursuant to this Clause 5.4 once given shall be irrevocable and shall (in the case of a prepayment) oblige the Borrowers to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day and any sum payable under Clause 5.6. Any part of the Junior Loan that is not drawn down within five (5) Business Days of the relevant date set out in Schedule 8 shall automatically be cancelled.

5.5
Mandatory Prepayment In the event that any Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the “Reduction Date”), the Borrowers shall prepay the relevant Vessel Tranche together with all interest accrued thereon up to and including the day of prepayment, and any sum payable under Clause 5.6. Any such prepayment shall not be reborrowed.

5.6
Master Agreement Simultaneously with any prepayment under Clauses 5.4 or 5.5, any transaction carried out under the Master Agreement relating to that part of the Loan being prepaid will be terminated unless the Borrowers and the Swap Provider otherwise agree and the Borrowers will pay to the Swap Bank any sums payable under the Master Agreement pursuant to that early termination.

5.7
Termination of KEIC Buyer Credit Policy If, for any reason, the obligations of KEIC under a KEIC Buyer Credit Policy shall terminate, become unenforceable or otherwise cease to be in full force and effect in respect of a Vessel, then the Borrowers shall (after the expiry of a thirty (30) day period in which the Agent, the Borrowers and the Guarantor agree to discuss in good faith the potential restructuring of the Loans and/or arrange a new financing facility for the Vessels, on such terms and conditions that are acceptable by the Lenders’ credit committees) prepay the affected Vessel Tranches in full together with accrued interest to the date of prepayment and all other sums then due and payable, in respect of that Vessel under this Agreement and the other Security Documents or any of them (including without limitation any sum payable under the indemnities in Clause 15). Following any such prepayment, the Agent shall, on the request of and at the expense of the Borrowers, release the Building Contract Assignment, the Mortgage, the Deed of Covenants and the Assignment (or such of them as shall then be subsisting) relating to the relevant Vessel(s).

5.8
Prepayment indemnity If the Borrowers shall make a prepayment on a Business Day other than the last day of an Interest Period, they shall pay to the Agent on behalf of the Lenders any amount which is necessary to compensate the Lenders for any Break Costs incurred by the Agent or any of the Lenders as a result of the prepayment in question.

5.9	Application of prepayments Any prepayment in an amount less than the Indebtedness shall be applied in accordance with the Intercreditor Deed.
6	Interest
6.1
Interest Periods The period during which any Drawing shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of three or six months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the fourth Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Lenders in their discretion.

6.2
Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Drawdown Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 6.1. Any subsequent Interest Period selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 6.1. Following each Delivery Date, the next Interest Period for the relevant Vessel Tranche shall be selected so that it ends on the last day of any then current Interest Period for the Vessel Tranches relating to any other delivered Vessel.

6.3
Interest Periods to meet Repayment Date and Maturity Date If an interest Period would otherwise expire after the next Repayment Date for a Vessel Tranche, there shall be a separate Interest Period for a part of the relevant Vessel Tranche equal to the relevant Repayment Instalment which shall expire on the next Repayment Date, and the Interest Period determined shall apply only to the balance of the relevant Vessel Tranche. If an Interest Period for a Vessel Tranche would otherwise expire after the relevant Maturity Date, the Interest Period for that Vessel Tranche shall expire on that Maturity Date.

6.4	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 6.1, the interest rate applicable shall be three (3) months.
6.5
Interest rate During each Interest Period, interest shall accrue on each Vessel Tranche at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR determined at or about 11:00 am (London time) on the second Business Day prior to the beginning of the Interest Period relating to that Vessel Tranche.

6.6
Accrual and payment of interest During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent on behalf of the Lenders on the last day of each Interest Period and additionally, during any Interest Period exceeding three months, on the last day of each successive three month period after the beginning of that Interest Period.

6.7
Ending of Interest Periods If any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the immediately preceding Business Day).

6.8
Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall in its reasonable discretion determine, which interest shall be payable from time to time by the Borrowers to the Agent on behalf of the Lenders on demand.

6.9
Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

6.10
Mandatory Costs If applicable the Borrowers shall reimburse the Agent for any Mandatory Costs relating to the Vessel Tranche in question incurred by a Lender as a result of funding its Commitment of the Loan.

7	Fees
7.1	In respect of the Buyer Credit the Borrowers shall pay the following fees:
7.1.1
Arrangement fee The Borrowers shall pay to the Agent for the account of the Senior Lenders in such proportions as may be agreed an arrangement fee in the amounts and at the times agreed in a Fee Letter.

7.1.2
Commitment fee The Borrowers shall pay to the Agent (for the account of the Senior Lenders in proportion to their Commitments) a commitment fee computed at the rate of nought point one two five per cent (0.125%) per annum on the undrawn and uncancelled amount of the Buyer Credit Maximum Amount from time to time from the date of this Agreement until the earlier to occur of the Drawdown Date in respect of the final Buyer Credit Drawing and the last Buyer Credit Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from the Execution Date and on such Buyer Credit Availability Termination Date.

7.1.3	Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
7.2	In respect of the Junior Loan the Borrowers shall pay the following fees:
7.2.1
Arrangement fee The Borrowers shall pay to the Agent for the account of the Junior Lenders in such proportions as may be agreed an arrangement fee in the amounts and at the times agreed in a Fee Letter.

7.2.2
Commitment fee The Borrowers shall pay to the Agent (for the account of the Junior Lenders in proportion to their Commitments) a commitment fee computed at the rate of nought point one two five per cent (0.125%) per annum on the undrawn and uncancelled amount of the Junior Loan Maximum Amount from time to time from the date of this Agreement until the earlier to occur of the Drawdown Date in respect of the final Junior Loan Drawing and the Junior Loan Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from the Execution Date and on the Junior Loan Availability Termination Date.

8	Security and Application of Moneys
8.1
Security Documents As security for the repayment of the Indebtedness, the Borrowers shall execute and deliver to the Security Trustee or cause to be executed and delivered to the Security Trustee the following documents in such forms and containing such terms and conditions as the Security Trustee shall require:

8.1.1	first priority deeds of assignment of the Building Contracts and Refund Guarantees
8.1.2	a guarantee and indemnity from the Guarantor;

8.1.3	a first priority statutory mortgage over each of the Vessels together with a collateral deed of covenants; and
8.1.4	a first priority deed of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of each of the Vessels.
8.2
Remittance of Earnings Immediately upon the occurrence of an Event of Default which is continuing unremedied or unwaived the Borrowers shall procure that all Earnings are paid to such account as the Agent shall from time to time specify by notice in writing to the Borrowers.

8.3
General application of moneys Whilst an Event of Default is continuing unremedied or unwaived each Borrower irrevocably authorises the Agent and the Security Trustee to apply all sums which either of them may receive:

8.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in the Vessel; or
8.3.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or
8.3.3 otherwise arising under or in connection with any Security Document,

in accordance with the terms of the Intercreditor Deed.
9	Covenants
The Borrowers covenant with the Finance Parties in the following terms.
9.1	General Undertakings
9.1.1
Maintenance of Legal Validity The Borrowers shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of their respective jurisdictions of incorporation or formation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in their respective jurisdictions of incorporation or organisation and all other applicable jurisdictions.

9.1.2
Notification of Default The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

9.1.3
Claims Pari Passu The Borrowers shall ensure that at all times the claims of the Finance Parties against any of them under the Security Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

9.1.4
Management of Vessels The Borrowers shall ensure that each Vessel which they own is at all times technically and commercially managed by the Manager or by a management company approved by the Agent acting on the instructions of the Majority Lenders.

9.1.5
Classification The Borrowers shall ensure that each Vessel which they own maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society or such other society as may be acceptable to the Agent acting on the instructions of the Majority Lenders, in each case, free from any overdue recommendations and conditions affecting that Vessel’s class.

9.1.6
Certificate of Financial Responsibility Each Borrower shall obtain and maintain a certificate of financial responsibility in relation to any Vessel which it owns which is to call at the United States of America.

9.1.7
Negative Pledge The Borrowers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of their present or future revenues or assets (including but not limited to their shares), other than a Permitted Lien.

9.1.8
Registration No Borrower shall change or permit a change to the flag of the Vessel owned by it other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

9.1.9
ISM and ISPS Compliance The Borrowers shall ensure that the relevant Company complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current Safety Management Certificate issued in respect of such Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of such Vessel, and the Borrowers shall promptly, upon request, supply the Agent with copies of the same.

9.1.10
Necessary Authorisations Without prejudice to Clause 9.1.9 or any other specific provision of the Security Documents relating to an Authorisation, the Borrowers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

9.1.11	Compliance with Applicable Laws Each Borrower shall comply with all applicable laws to which it may be subject if a failure to do the same may have a Material Adverse Effect.
9.1.12
Loans and Guarantees Each of the Borrowers shall be permitted to make loans and grant credit upon such terms as it may determine to any other member of the Guarantor Group and may otherwise give any guarantee or indemnity to procure financing for other members of the Guarantor Group, but shall not otherwise make any loans or grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except pursuant to the Security Documents); Provided that the Borrowers shall not make any such loans following the occurrence of an Event of Default which is continuing unremedied or unwaived.

9.1.13	Dividends Following the occurrence of an Event of Default which is continuing unremedied or unwaived, the Borrowers shall not pay, make or declare any dividend or other distribution.
9.1.14	Other Business Except to the extent expressly permitted by the Security Documents, the Borrowers shall not carry on any business other than that of owning, chartering and operating vessels.
9.1.15
Further Assurance The Borrowers shall at their own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

9.1.16
Other information The Borrowers will promptly supply to the Agent such information and explanations as the relevant Majority Lenders may from time to time reasonably require in connection with the operation of the Vessels and the Guarantor’s profit and liquidity and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

9.1.17	Inspection of records The Borrowers will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.
9.1.18
Valuations The Borrowers will deliver to the Agent a Valuation of each of the Vessels (i) on the due date for delivery of the annual Guarantor’s Accounts pursuant to clause 9 of the Guarantee (ii) following the occurrence of an Event of Default which is continuing unremedied or unwaived on such other occasions as the Agent may request.

9.1.19
Change of Control The Borrowers shall procure that throughout the Facility Period there is no change in the legal or beneficial ownership of the Borrowers from that advised to the Agent at the date of this Agreement without the Agent’s prior written consent provided that Teekay Offshore Partners LP or its controlled Subsidiary and /or Teekay LNG Partners LP or its controlled Subsidiary (each a “Permitted New Shareholder”) may acquire the shareholding in the Borrowers subject to the Lenders’ consent (which the Lenders shall consider in good faith but may give or withhold their consent in their absolute discretion) and provided that the Borrowers procure that such Permitted New Shareholder provides a corporate guarantee in favour of the Agent for the Borrowers obligations under the Finance Documents in form satisfactory to the Lenders and any other documentation required by the Lenders in connection with such re-structuring, on the execution of which the Security Trustee will release the Guarantor from its obligations under the Guarantee.

9.1.20	“Know your customer” checks If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrowers after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

9.1.21
No dealings with Master Agreement No Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

9.1.22	Intercompany borrowings The Borrowers will only borrow from other members of the Guarantor Group on a subordinated and unsecured basis.
9.2	Financial covenants

Throughout the Facility Period the Borrower shall procure that the Guarantor shall comply with the financial covenants set out in clause 9 of the Guarantee.
9.3	Insurances
9.3.1	Each Borrower covenants to ensure at its own expense throughout the Facility Period that the Vessel which it owns:-
(a)
remains insured against marine risks and war risks (including blocking and trapping) for an amount which when aggregated with the insured value of the other Vessels is not less than one hundred and ten per centum (110%) of the amount of the Indebtedness (the “Insurance Amount”);

(b)
remains entered in a protection and indemnity association in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks);

(c)
remains insured against oil pollution caused by that Vessel for one billion Dollars (US$1,000,000,000) or such amounts as the Agent may from time to time approve unless that risk is covered to the satisfaction of the Agent by that Vessel’s protection and indemnity entry or insurance.

9.3.2	The Agent agrees that, if and for so long as a Vessel may be laid up, the relevant Owner may at its own expense take out port risk insurance on that Vessel in place of hull and machinery insurance.
9.3.3
Each Borrower undertakes to place the Obligatory Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Agent shall have previously approved in writing. The Borrowers shall not alter the terms of any of the Obligatory Insurances without the prior written consent of the Agent, and will supply the Agent from time to time on request with such information as the Agent may reasonably require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed.

9.3.4
The Borrowers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Agent’s request, the Borrower will provide the Agent with evidence satisfactory to the Agent that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of the Borrowers to brokers, underwriters or associations have been duly and punctually made or given.

9.3.5
The Borrowers will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessels to operate in accordance with the terms and conditions of the Obligatory Insurances. The Borrowers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Borrowers will not permit the Vessels to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Agent.

9.3.6
The Borrowers will, no later than seven days before the expiry of any of the Obligatory Insurances (other than entry in a protection and indemnity association) and one day before the expiry of entry in the protection and indemnity association renew them and shall immediately give the Agent such details of those renewals as the Agent may require.

9.3.7
The Borrowers shall deliver to the Agent upon its request certified copies of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in the customary form for the market in which such brokers or managers operate shall be issued to the Agent by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If any of the Vessels are at any time during the Facility Period insured under any form of fleet cover, the Borrowers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the relevant Vessel or Vessels against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the relevant Vessel or Vessels will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Borrowers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the relevant Vessel or Vessels in the sole name of the relevant Owner or of the relevant Owner’s brokers as agents for the relevant Owner.

9.3.8
The Borrowers shall promptly upon becoming aware thereof provide the Agent with full information regarding any casualty or other accident or damage to a Vessel unless the Borrowers reasonably expect the cost thereof not to exceed the Threshold Amount.

9.3.9
The Borrowers agree that, at any time after the occurrence and during the continuation of an Event of Default which is unremedied or unwaived, the Agent shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Agent shall in its discretion think fit.

9.3.10
Whether or not an Event of Default shall have occurred or be continuing unremedied or unwaived, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Agent and applied by the Agent in accordance with the Intercreditor Deed.

9.3.11
The Agent agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the relevant Owner to reimburse the relevant Owner for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred and be continuing unwaived or unremedied, in which event the Agent shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Agent, to the discharge of the liability in respect of which they were paid.

9.3.12
The Borrowers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss) without the prior written consent of the Agent.

9.3.13
If the relevant Owner fails to effect or keep in force the Obligatory Insurances, the Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Agent in its discretion considers desirable, and the Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Borrowers will reimburse the Agent from time to time on demand for all such premiums, calls or contributions paid by the Agent, together with interest at the Default Rate from the date of payment by the Agent until the date of reimbursement.

9.3.14
The Borrowers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessels in any jurisdiction in which the Vessels shall trade and in particular (if a Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act)) the relevant Owner shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (“the Act”). Before any such trade is commenced and during the entire period during which such trade is carried on, the relevant Owner shall:-

(a)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Owner for that Vessel in the market; and
(b)	make all such quarterly or other voyage declarations as may from time to time be required by that Vessel’s protection and indemnity association in order to maintain such cover; and
(c)
submit that Vessel to such additional periodic, classification, structural or other surveys which may be required by that Vessel’s protection and indemnity insurers to maintain cover for such trade; and

(d)	implement any recommendations contained in the reports issued following the surveys referred to in Clause 9.3.14(c) within the time limit specified therein; and

(e)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):
(i)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Agent with a copy; and
(ii)
procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other provision analogous thereto and upon request provide the Agent with evidence that this is so; and

(iii)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times that Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

9.4	Operation and Maintenance

Each Borrower covenants with the Agent in respect of the Vessel owned by it:-
9.4.1	to keep the Vessel seaworthy and in a state of good repair and in compliance with the requirements from time to time of all applicable laws, conventions and regulations and of her insurers; and
9.4.2
to maintain the registration of that Vessel under its current flag or another Pre-approved Flag; to effect and maintain registration of the Mortgage at that Vessel’s Ship Registry; and not cause nor permit to be done any act or omission as a result of which either of those registrations might be defeated or imperilled; and

9.4.3
to maintain that Vessel in a condition entitling that Vessel to the highest class applicable to vessels of her type with a Pre-approved Classification Society free of overdue recommendations and qualifications; and

9.4.4
to comply with all laws, conventions and regulations applicable to the Owner or to that Vessel and to carry on board that Vessel all certificates and other documents which may from time to time be required to evidence such compliance; and

9.4.5	not without the prior written consent of the Agent to make, nor permit nor cause to be made, any material change in the structure, type or speed of that Vessel; and
9.4.6
to procure that all repairs to that Vessel or replacements of parts or equipment of that Vessel are effected in such a way as not to diminish the value of that Vessel and with replacement parts or equipment the property of the Owner and free of all Encumbrances (other than the Mortgage, the Deed of Covenants and Permitted Encumbrances); and

9.4.7
to permit the Agent and all persons appointed by the Agent, upon reasonable notice and at reasonable times, to board that Vessel from time to time during the Facility Period to inspect that Vessel’s state and condition and, if that Vessel shall not be in a state and condition which complies with the requirements of this Agreement, to effect such repairs as shall in the reasonable opinion of the Agent be desirable to ensure such compliance, without prejudice to the Agent’s other rights under or pursuant this Agreement; and

9.4.8
immediately to notify the Agent of any arrest or detention of that Vessel, and to cause that Vessel to be released from arrest or detention as quickly as possible, and in any event within thirty (30) days from the date of arrest or detention, and immediately to notify the Agent in the same manner of the release of that Vessel; and

9.4.9	that it will promptly notify the Agent in writing of a change of name of that Vessel during the Facility Period; and
9.4.10	in the event of any requisition or seizure of that Vessel, to take all lawful steps to recover possession of that Vessel as soon as it is entitled to do so; and
9.4.11
to give to the Agent from time to time during the Facility Period on request such information as the Agent may require with regard to that Vessel’s employment, position and state of repair and, on the Agent’s request, to supply the Agent with copies of all charterparties and other contracts of employment relating to that Vessel; and

9.4.12
to comply with all requirements from time to time of that Vessel’s classification society and to give to the Agent from time to time during the Facility Period on request copies of all classification certificates of the Vessel and reports of surveys required by that Vessel’s classification society and to notify the Agent immediately of any requirement or recommendation imposed by that Vessel’s Classification Society which is not complied with within any relevant time limit; and

9.4.13
not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit that Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render that Vessel liable to confiscation, seizure, detention or destruction, nor to permit that Vessel to enter any area which is declared a war zone by any governmental authority or by that Vessel’s insurers unless the Owner has effected at its own expense such additional insurances as shall be necessary or customary for first class shipowners. The Owner shall promptly notify the Agent thereof and, if required by the Agent, specifically assign those insurances to the Agent by such documents as the Agent, acting reasonably, may require; and

9.4.14	not without the prior written consent of the Agent to let that Vessel on any demise charter; and
9.4.15
not without the prior written consent of the Agent to enter into any agreement or arrangement for sharing the Earnings, other than by entry of a Vessel into a pool where the Guarantor or a Subsidiary of the Guarantor acts as pool manager; and

9.4.16
to pay and discharge when due from time to time all taxes, levies, duties, fines and penalties imposed on that Vessel or the Earnings, or on the Owner, its income, profits, capital gains or any of its property; and

9.4.17
not at any time during the Facility Period without the prior written consent of the Agent (and then subject to such conditions as the Agent may impose) to create nor grant nor permit to exist any Encumbrance over that Vessel or any share in that Vessel or any of the Assigned Property other than any Permitted Encumbrances existing from time to time; and

9.4.18
to notify the Agent immediately the Owner becomes aware of any legal proceedings or arbitration involving that Vessel or the Owner where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

9.4.19
not without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) to put that Vessel into the possession of any person for the purpose of work or repairs estimated to cost more than the Threshold Amount (except for repairs the cost of which is recoverable under the Insurances and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause) unless that person shall have given an undertaking to the Agent in such terms as the Agent shall require not to exercise a lien on that Vessel for the cost of the work; and

9.4.20	not without the prior written consent of the Agent to appoint anyone other than the Manager, as commercial or technical managers of that Vessel; and
9.4.21
to take all reasonable precautions to prevent any infringements of any anti drug legislation in any jurisdiction in which that Vessel shall trade and in particular (if that Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America and for this purpose, if required, to enter into a “Carrier Initiative Agreement” with the United States’ Customs Service and to procure that the same or a similar agreement is maintained in full force and effect and that the Owner’s obligations thereunder are performed in respect of that Vessel; and

9.4.22
to comply, or procure compliance with, in all material respects all Environmental Laws and Environmental Approvals relating to that Vessel, its operation or management and the business of the Owner from time to time and to notify the Agent promptly upon becoming aware of:-

(a)	any Environmental Claim being made against the Owner and/or the manager, for the time being of that Vessel, or otherwise in connection with the Vessel; and
(b)	any Environmental Incident occurring;
which in either case has or will have a Material Adverse Effect; and
9.4.23
to keep the Agent advised, in writing on such regular basis and in such detail as the Agent shall reasonably require, of the Owner’s response to any Environmental Claim made in connection with that Vessel or any Environmental Incident which in either case has or will have a Material Adverse Effect; and

9.4.24	promptly to notify the Agent in writing of any claim for breach of the ISM Code or the ISPS Code being made against the Owner, the manager or otherwise in connection with that Vessel; and
9.4.25	to comply (and procure that its Environmental Affiliates shall) comply in all material respects with the ISM Code and the ISPS Code.
10	Events Of Default
10.1	The Agent’s rights If any of the events set out in Clause 10.2 occurs, the Agent may at its discretion (and, on the instructions of the Majority Lenders, will):
10.1.1
by notice to the Borrowers declare the Lenders to be under no further obligation to the Borrowers under or pursuant to this Agreement and may (and, on the instructions of the Majority Lenders, will) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued and any Break Costs incurred by the Finance Parties) to be immediately payable, whereupon the Indebtedness (or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

10.1.2	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitment of each Lender shall be reduced to zero; and/or

10.1.3	exercise any rights and remedies in existence or arising under the Security Documents.
10.2	Events of Default The events referred to in Clause 10.1 are:-
10.2.1
Borrowers’ Failure to Pay under this Agreement The Borrowers fail to pay any amount of principal due from them under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrowers can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph 10.2.1, within three (3) Business Days of the date on which it actually fell due under this Agreement; or

10.2.2
Security Parties’ Failure to Pay under the Security Documents A Security Party fails to pay any other amount due from it under a Security Document and such failure continues unremedied for five (5) Business Days or, in the case of sums payable on demand, ten (10) Business Days, after such demand has been duly made on the relevant Security Party; or

10.2.3
Misrepresentation Any representation or statement made by any Security Party in any Security Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading, where the circumstances causing the same give rise to a Material Adverse Effect; or

10.2.4
Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrowers under Clauses 9.1.1, 9.1.3, 9.1.7 or 9.1.13 or clauses 8.3, 8.4, 8.5, 8.7, 8.8 or 8.10 of the Guarantee; or

10.2.5	Financial Covenants The Guarantor is in breach of the Guarantor’s financial covenants set out in clause 9 of the Guarantee at any time; or

10.2.6
Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Security Document (other than those referred to in Clause 10.2.3 or Clause 10.2.4) and such failure is not remedied within thirty (30) days after the Agent has given notice thereof to the Borrowers; or

10.2.7
Cross Default Any indebtedness of a member of the Guarantor Group is not paid when due (or within any applicable grace period) or any indebtedness of a member of the Guarantor Group is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Guarantor is equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) of any of the Borrowers is equal to or greater than two million five hundred thousand Dollars ($2,500,000) or its equivalent in any other currency; or

10.2.8
Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

10.2.9
Winding-up A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

10.2.10	Execution or Distress
(a)
Any Security Party fails to comply with or pay any sum due from it (within thirty (30) days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Guarantor equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of any of the Borrowers is equal to or greater than two million five hundred thousand Dollars ($2,500,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)
Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of the Guarantor equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of any of the Borrowers is equal to or greater than two million five hundred thousand Dollars ($2,500,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within thirty (30) days or in respect of which adequate security has been provided within thirty (30) days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)
Notwithstanding the foregoing paragraphs of this Clause 10.2.10, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of a Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Vessel where the release of or discharge the lien or claim on or against such Vessel has not been procured within thirty (30) days; or

10.2.11	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 10.2.8, 10.2.9 and 10.2.10; or
10.2.12	Insurance Insurance is not maintained in respect of any Vessel in accordance with the terms of the relevant Security Document in respect of that Vessel; or
10.2.13	Environmental Matters
(a)
Any Environmental Claim is pending or made against an Owner or any of the Owner’s Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect; or

(b)	Any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or
10.2.14	Repudiation Any Security Party repudiates any Security Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document; or
10.2.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:
(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Security Documents;
(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding; or
(c)
to make the Security Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within thirty (30) days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

10.2.16
Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party or any of the obligations of the Borrowers hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

10.2.17
Material Adverse Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Security Documents to which it is a party in the manner provided therein and such change, if capable of remedy, is not so remedied within fifteen (15) Business Days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

10.2.18
Qualifications of Financial Statements The auditors of the Guarantor Group qualify their report on any audited consolidated financial statements of the Guarantor Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

10.2.19	Change of Control A Change of Control occurs in relation to the Guarantor or any of the Borrowers; or
10.2.20	Conditions Subsequent if any of the conditions set out in Clauses 3.4 or 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

10.2.21
Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

10.2.22
Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

10.2.23
Reduction of Capital if any of the Borrowers or the Guarantor reduces its authorised or issued or subscribed capital except reductions effected in compliance with clause 8.4 of the Guarantee or as part of a share buy-back, whilst solvent, by the Guarantor; or

10.2.24	Challenge to Registration if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or
10.2.25
War if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

10.2.26
Master Agreement termination if a notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any relevant person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect; or

10.2.27	Notice of Termination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee.

11	Set-Off and Lien
11.1
Set-off The Borrowers irrevocably authorise each of the Finance Parties at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrowers to any of the Finance Parties (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrowers (whether current or otherwise and whether or not subject to notice) with any branch of any of the Finance Parties in or towards satisfaction of the Indebtedness and, in the name of that Finance Party or the Borrowers, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

11.2
Lien If an Event of Default has occurred and is continuing, unremedied or unwaived, each Finance Party shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of any of the Borrowers (or of that Finance Party as agent or nominee of the Borrowers) from time to time held by that Finance Party, whether for safe custody or otherwise.

11.3
Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of any of the Borrowers with any of the Finance Parties, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower in question after an Event of Default has occurred and while such Event of Default is continuing unremedied or unwaived, but any Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

11.4
Master Agreement Rights The rights conferred on the Swap Provider by this Clause 11 shall be in addition to and without prejudice or limitation to the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

12	Assignment and Sub-Participation
12.1	Right to assign Each of the Lenders may:
12.1.1
assign or transfer all or any of its rights under or pursuant to the Security Documents or assign or grant sub-participations in all or any part of its Commitment (i) to any other branch or Affiliate of that Lender or (ii) with the prior written consent of the Agent and the Guarantor (which shall not be unreasonably withheld and which consent shall not be required from the Guarantor following an Event of Default which is continuing unremedied or unwaived) to any other bank or financial institution; and

12.1.2
assign or transfer all or any part of its rights under or pursuant to this Agreement and/or any of the other Security Documents to KEIC following the occurrence of an Event of Default which is continuing unremedied or unwaived or otherwise if required to do so by KEIC pursuant to the terms of the KEIC Buyer Credit Policies provided that KEIC pays the insurance proceeds in full in accordance with the KEIC Buyer Credit Policies.

12.2
Borrowers’ co-operation The Borrowers will co-operate fully and will procure that the Guarantor co-operates fully with the Lenders in connection with any assignment, transfer or sub-participation pursuant to Clause 12.1; will execute and procure the execution of such documents as the Lenders may require in connection therewith; and irrevocably authorise each of the Finance Parties to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility or the Security Documents which each such Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

12.3
Rights of assignee Any assignee, transferee or sub-participant of a Lender shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that Lender.

12.4
Transfer Certificates If any Lender wishes to transfer all or any of its Commitment as contemplated in Clause 12.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent:

12.4.1
to the extent that in such Transfer Certificate the Lender which is a party thereto seeks to transfer its Commitment in whole, the Borrowers and such Lender shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Lender for breach of this Agreement (such rights, benefits and obligations being referred to in this Clause 12.4 as “discharged rights and obligations”);

12.4.2
the Borrowers and the Transferee which is a party thereto shall assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights and obligations only insofar as the Borrowers and such Transferee have assumed and/or acquired the same in place of the Borrowers and such Lender;

12.4.3
the Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

12.4.4	the Transferee shall pay to the Agent a transfer fee of three thousand Dollars ($3,000).
12.5
Power of Attorney In order to give effect to each Transfer Certificate the Finance Parties and the Borrowers each hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to Clause 12.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or, subject to the Borrowers’ rights under Clause 12.1, the Borrowers before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the other Finance Parties and the Borrowers immediately on their receipt of the same pursuant to Clause 12.4.

12.6
Notification The Agent shall promptly notify the other Finance Parties, the Transferee and the Borrowers on the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

12.7	No Assignment or transfer by the Borrowers The Borrowers may not assign any of their rights or transfer any of their rights or obligations under the Security Documents.
12.8
Insurances Notwithstanding any provisions to the contrary in the Guarantee and this Agreement, in the event KEIC pays the insurance proceeds in accordance with the KEIC Buyer Credit Policies, (i) the obligations of the Borrowers and the Guarantor under this Agreement and the Guarantee shall not be reduced or affected in any manner, (ii) KEIC shall be entitled to exercise the rights the Lenders may hold (whether presently or in future) against the Borrowers and/or the Guarantor pursuant to this Agreement and the Guarantee or any relevant laws and/or regulations, as the case may be (but without prejudice to the exercise of such rights by the Security Trustee, the Agent and the Lenders) unless and until such insurance proceeds and the interest accrued thereon are fully reimbursed to KEIC and (iii) with respect to the obligations of the Borrowers and the Guarantor owed to the Agent and/or the Lenders under the Security Documents (or any of them), such obligations shall additionally be owed to KEIC by way of subrogation of the rights of the Lenders.

13	Payments, Mandatory Prepayment, Reserve Requirements and Illegality
13.1
Payments All amounts payable by the Borrowers under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrowers and shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

13.2
No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrowers pursuant to the Security Documents shall, subject only to Clause 13.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Borrowers will not claim any equity in respect of any payment due from them to the Lenders or to the Agent under or in relation to any of the Security Documents.

13.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrowers to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Lenders receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

13.4
Evidence of deductions If at any time the Borrowers are required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrowers will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrowers make any deduction or withholding from any payment under or pursuant to any of the Security Documents, and a Lender subsequently receives a refund or allowance from any tax authority which that Lender at its sole discretion identifies as being referable to that deduction or withholding, that Lender shall, as soon as reasonably practicable, pay to the Borrowers an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Lender to apply for any refund or allowance nor as restricting in any way the manner in which any Lender organises its tax affairs, nor as imposing on any Lender any obligation to disclose to the Borrowers any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Lender in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrowers’ account.
13.5
Adjustment of due dates If any payment to be made under any of the Security Documents, other than a payment of interest on the Facility (to which Clause 6.7 applies), shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

13.6
Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

13.6.1	any Finance Party (or the Holding Company of any Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or
13.6.2	the basis of Taxation of payments to any Finance Party in respect of all or any part of the Indebtedness shall be changed; or
13.6.3
any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Finance Party or its direct or indirect Holding Company; or

13.6.4	any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Finance Party or its direct or indirect Holding Company is required or requested to maintain shall be affected; or
13.6.5	there is imposed on any Finance Party (or on the direct or indirect Holding Company of any Finance Party) any other condition in relation to the Indebtedness or the Security Documents;
and the result of any of the above shall be to increase the cost to any Lender (or to the direct or indirect Holding Company of any Lender) of that Lender making or maintaining its Commitment or its Drawing, or to cause any Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Execution Date and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Finance Party affected shall notify the Agent and, on demand to the Borrowers by the Agent, the Borrowers shall from time to time pay to the Agent for the account of the Finance Party affected the amount which shall compensate that Finance Party or the Agent (or the relevant Holding Company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.
13.7
Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligations of a Lender to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Lender to advance or maintain its Commitment. In such event the Lender affected shall notify the Agent and the Agent shall, by written notice to the Borrowers, declare that Lender’s obligations to be immediately terminated. If all or any part of the Facility shall have been advanced by the Lenders to the Borrowers, the portion of the Indebtedness (including all accrued interest) advanced by the Lender so affected shall be prepaid within thirty (30) days from the date of such notice, or sooner if illegality is determined. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. During that period, the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain the Facility.

13.8
Changes in market circumstances If at any time a Lender determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility or any part thereof pursuant to this Agreement:-

13.8.1	that Lender shall give notice to the Agent and the Agent shall give notice to the Borrowers of the occurrence of such event; and
13.8.2
the Agent shall as soon as reasonably practicable certify to the Borrowers in writing the effective cost to that Lender of maintaining its Commitment for such further period as shall be selected by that Lender and the rate of interest payable by the Borrowers for that period; or, if that is not acceptable to the Borrowers,

13.8.3
the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrowers, will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for that Lender’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty (30) days of the giving of the notice referred to in Clause 13.8.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for such Lender’s Commitment the Borrowers will immediately prepay the amount of such Lender’s Commitment and the Maximum Facility Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

13.9
Non-availability of currency If a Lender is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Lender shall give notice to the Agent and the Agent shall give notice to the Borrowers and that Lender’s obligations to make the Facility available shall immediately cease. In that event, if all or any part of the Facility shall have been advanced by that Lender to the Borrowers, the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrowers in good faith with a view to establishing a mutually acceptable basis for funding the Facility or relevant part thereof from an alternative source. If the Agent and the Borrowers have failed to agree in writing on a basis for funding the Facility or relevant part thereof from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current relevant Interest Period, the Borrowers will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility, arising on the expiry of the then relevant Interest Period) prepay the Indebtedness (or relevant part thereof) to the Agent on behalf of that Lender on the expiry of the then current relevant Interest Period.

14	Communications
14.1
Method Any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax or (subject to Clause 14.3) electronic mail and shall be in the English language and sent addressed:-

14.1.1
in the case of any of the Lenders to the Agent at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.2
in the case of the Agent, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.3
in the case of the Security Trustee, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.4
in the case of the Swap Provider, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.5
in the case of the KEIC Agent, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.6	in the case of the Borrowers and/or the Guarantor to the Communications Address;
or to such other address or fax number as the Agent or the Borrowers may designate for themselves by written notice to the others.
14.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-
14.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;
14.2.2	if delivered to an officer of the relevant party or (in the case of the Borrowers) left at the Communications Address at the time of delivery or leaving; or

14.2.3
if posted, at 9.00 a.m. on the fifth Business Day after posting by prepaid first class post. PROVIDED ALWAYS that Communications to the Agent and (to the extent that they relate to the matters specified in clause 2.16 of the Intercreditor Deed only) the Lenders shall be effective only upon receipt; or

14.2.4	if by electronic mail, in accordance with Clause 14.3;
Any Communication by fax shall be promptly confirmed in writing by post or hand delivery.
14.3	Electronic communication
14.3.1	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrowers and the relevant Finance Party:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their address or any other such information supplied by them.
14.3.2
Any electronic communication made between the Borrowers and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrowers to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

15	General Indemnities
15.1
Currency In the event of any Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Finance Parties as a separate debt under this Agreement.

15.2
Costs and expenses The Borrowers will, within fourteen days of the Agent’s written demand, reimburse the Agent (on behalf of each of the Finance Parties and KEIC) for all reasonable out of pocket expenses including internal and external legal costs (including stamp duty, Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

15.2.1
the negotiation, syndication, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

15.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);
15.2.3
any other documents which may at any time be required by any Finance Party to give effect to any of the Security Documents or which any Finance Party is entitled to call for or obtain pursuant to any of the Security Documents; and

15.2.4	the exercise of the rights, powers, discretions and remedies of the Finance Parties under or pursuant to the Security Documents.
15.3
Events of Default The Borrowers shall indemnify the Finance Parties and KEIC from time to time on demand against all losses and costs incurred or sustained by any Finance Party or KEIC as a consequence of any Event of Default, including (without limitation, but not in the case of KEIC) any Break Costs.

15.4
Funding costs The Borrowers shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party if, for any reason due to a default or other action by the Borrowers, any Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, including (without limitation), any Break Costs.

15.5
Protection and enforcement The Borrowers shall indemnify the Finance Parties and KEIC from time to time on demand against all losses, costs and liabilities which any Finance Party or KEIC may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Finance Parties and KEIC by the Security Documents or in or about the exercise or purported exercise by the Finance Parties or KEIC of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for by reason of any Finance Party or KEIC being mortgagees of any Vessel, assignees of any Mortgage and/or a lender to the Borrowers, or by reason of any Finance Party or KEIC being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel. No such indemnity will be given to a Finance Party or KEIC where any such loss, cost or liability has occurred due to gross negligence or wilful misconduct on the part of that Finance Party or KEIC; however this shall not affect the right of any other Finance Party or KEIC to receive any such indemnity.

15.6
Liabilities of Finance Parties The Borrowers will from time to time reimburse the Finance Parties on demand for all sums which any Finance Party may pay on account of any of the Security Parties or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Finance Party may pay or guarantees which any Finance Party may give in respect of the Insurances, any expenses incurred by any Finance Party in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Finance Party may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

15.7
Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Finance Parties on demand against all liabilities, costs, claims and expenses incurred in connection therewith, including but not limited to any such liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. The indemnity contained in this Clause shall survive the repayment of the Indebtedness.

16	Miscellaneous
16.1
Waivers No failure or delay on the part of any Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between any Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Finance Party of any other right, power, discretion or remedy.

16.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Agent, the KEIC Agent and the relevant Security Party.
16.3
Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

16.4
Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees. The Borrowers may not assign or transfer any of its rights or duties under or pursuant to any of the Security Documents without the prior written consent of the Lenders.

16.5
Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Finance Parties on their behalf are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

16.6
Other arrangements The Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrowers, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Finance Parties or any of them in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrowers or the rights of the Finance Parties under or pursuant to the Security Documents.

16.7
Advisers The Borrowers irrevocably authorise the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. The Borrowers will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

16.8
Delegation The Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents, other than rights relating to actions to be taken by the Majority Lenders or the Lenders as a group on such terms as they may consider appropriate (including the power to sub-delegate).

16.9
Rights etc. cumulative Every right, power, discretion and remedy conferred on the Finance Parties under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of the Majority Lenders. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

16.10
No enquiry The Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Finance Parties had notice thereof.

16.11
Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

16.12
Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Finance Parties or any of them for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

16.13
Re-instatement If any Finance Party takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Finance Parties, the Borrowers and the Finance Parties shall be restored to their former positions as if no such steps had been taken.

16.14
No liability None of the Finance Parties, nor any agent or employee of any Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Finance Parties under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

16.15
Rescission of payments etc. Any discharge, release or reassignment by any of the Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

16.16
Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than any Encumbrance permitted by the terms of this Agreement) affecting any Vessel or all or any part of the Insurances, Earnings or Requisition Compensation, the Agent may open a new account in its books for the Borrowers. If the Agent does not open a new account, then (unless the Encumbrance is permitted by the terms of this Agreement or the Agent gives written notice to the contrary to the Borrowers) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrowers and not as having been applied in reduction of the Indebtedness.

16.17
Releases If any Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

16.18
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

16.19
Survival of representations and warranties The representations and warranties on the part of the Borrowers contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility or any part thereof.

16.20	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.
16.21	Third Party Rights Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.
16.22
Building Contract Disputes The Borrowers acknowledge and agree that their obligations under this Agreement are independent from the applicable Building Contract and that the performance of these obligations shall in no event be affected by any dispute whatsoever that may arise between the Builder and the Borrowers or any of them in relation to any applicable Building Contract or in any other respect.

17	Law and Jurisdiction
17.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.
17.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts. The Borrowers irrevocably waive any objection which they may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum.

17.3
Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Finance Parties to commence any Proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

17.4	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:
17.4.1
irrevocably appoint Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as their agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

17.4.2	agree that failure by a process agent to notify the Borrowers of the process will not invalidate the proceedings concerned.
IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1
The Lenders, the Commitments and the Proportionate Shares
Part I: the Senior Lenders

The Senior Lenders	The Commitments ($)	The Proportionate Shares (%)

Calyon	255,528,228.43	100
For administration matters:
9. Quai, du President Paul Doumer 92920 Paris La Defense France Fax no: +33 141 89 19 34 Attention: Middle Office/Shipping/ Ms Marie-Claire Vanderperre/ M. Godet-Couery

For credit matters:
Broadwalk House 5 Appold Street London EC2A 2DA Fax no: +44 207 214 6689 Attention: Jerome Duval/Oliver Hermanns
Part II: the Junior Lenders

The Junior Lenders	The Commitments ($)	The Proportionate Shares (%)

Calyon	80,000,000	100
For administration matters: 9. Quai, du President Paul Doumer 92920 Paris La Defense France Fax no: +33 141 89 19 34 Attention: Middle Office/Shipping/ Ms Marie-Claire Vanderperre/ M. Godet-Couery

For credit matters:
Broadwalk House 5 Appold Street London EC2A 2DA Fax no: +44 207 214 6689 Attention: Jerome Duval/Oliver Hermanns

SCHEDULE 2

The Vessels

Country of
Vessel	Owner	Incorporation	Hull No	Flag
Vessel A	Great East Hull No. 1717 L.L.C.	Marshall Islands	Hull 1717	Bahamas

Vessel B	Great East Hull No. 1718 L.L.C.	Marshall Islands	Hull 1718	Bahamas

Vessel C	H.S.H.I. Hull No. S363 L.L.C.	Marshall Islands	Hull S363	Bahamas

Vessel D	H.S.H.I. Hull No. S364 L.L.C.	Marshall Islands	Hull S364	Bahamas

SCHEDULE 3
Conditions Precedent and Subsequent
Part I: Conditions precedent
1	Security Parties
(a)
Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).
(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(d)	deliberately not used.
(e)
Officer’s certificates A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and (other than in the case of the Guarantor) shareholders of that Security Party and the proportion of shares held by each shareholder.

(f)
Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents
(a)	Vessel documents In respect of Drawings under the Buyer Credit only, photocopies, certified as true, accurate and complete by a director, the secretary or the legal advisers of the Owner, of:
(i)	the Building Contract; and
(ii)	in respect of the third and fourth instalments due under the Building Contract a copy of the fax notice issued by the Builder:
(aa)	in respect of Vessel A and Vessel B such notice to be accompanied with a copy of the certificate signed by the Classification Society; and
(bb)	in respect of Vessel C and Vessel D such notice to be countersigned by the Classification Society;
in accordance with Article II 4 (c) or (d) of the relevant Building Contract (as applicable)) evidencing the obligation of the relevant Borrower to pay the relevant instalment to the Builder under the Building Contract on a date no later than the proposed Drawdown Date of the Drawing in question.
(b)	Refund Guarantee In respect of Drawings under the Buyer Credit only, the original Refund Guarantee.
(c)
Security and Finance Documents The relevant Building Contract Assignment (in respect of a Drawing under the Buyer Credit only), the Guarantee, the Master Agreement and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(d)
KEIC documents An original counterpart of the relevant KEIC Buyer Credit Policy, duly executed by KEIC, together with evidence that such policy has been duly authorised by KEIC and that the representative of KEIC who has signed it has been duly authorised to sign and deliver it.

3	Legal opinions
If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given, and to include:-
(a)	an opinion of Stephenson Harwood on matters of English law;

(b)	an opinion of Watson Farley & Williams on matters of Marshall Islands law;

(c)	an opinion of Kim & Chang on matters of Korean law;

(d)	an opinion of Lee & Ko, special legal advisers to KEIC; and

(e)	an opinion of Lennox Patton on matters of Bahamas law.
4	Other documents and evidence
(a)	Drawdown Notice A duly completed Drawdown Notice.
(b)	Process agent Evidence that any process agent referred to in Clause 17.4.1 and any process agent appointed under any other Finance Document has accepted its appointment.
(c)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or reasonable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of latest Guarantor’s Accounts.
(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 7 and Clause 15 have been paid or will be paid by the relevant Drawdown Date.
(f)
“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent to Part I
1	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 3.
2	Legal opinions Such of the legal opinions specified in Part I of this Schedule 3 as have not already been provided to the Agent.
3
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 3 have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

Part III: Delivery conditions precedent
1
Officer’s certificate A certificate signed by a duly authorised officer of each Security Party dated no later than five (5) Business Days before the Delivery Date confirming that none of the documents and evidence delivered to the Agent pursuant to Clauses 3.1 and 3.4 has been amended, modified or revoked in any way since its delivery to the Agent.

2	Security and related documents
(a)
Vessel documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Owner (or, in the case of paragraphs (i), (ii) and (iii) below, faxed copies), of:

(i)	the builder’s certificate and/or bill of sale transferring title in the Vessel to the Owner free of all encumbrances, maritime liens or other debts;
(ii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Owner pursuant to the relevant Building Contract;
(iii)	the commercial invoice issued by the Builder in respect of the final contract price of the Vessel; and
(iv)	any Qualifying Charter of the Vessel which will be in force on the Delivery Date.
in each case together with all addenda, amendments or supplements.
(b)
Evidence of Owner’s title Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under the flag stated in Schedule 2 in the ownership of the relevant Owner and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)
Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society or such other classification society as may be acceptable to the Lenders.

(e)
Security Documents The Mortgage and the Assignment in respect of the Vessel and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in Part I of Schedule 3 or this Part III of Schedule 3.
3	Legal opinions
If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given, and to include:-
(a)	an opinion of Stephenson Harwood on matters of English law;

(b)	an opinion of Watson Farley & Williams on matters of Marshall Islands law;

(c)	an opinion of Kim & Chang on matters of Korean law;

(d)	an opinion of Lee & Ko, special legal advisers to KEIC; and

(e)	an opinion of Lennox Patton on matters of Bahamas law.

4	Other documents and evidence
(a)	Process agent Evidence that any process agent appointed under any Finance Document has accepted its appointment.
(b)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Drawdown Notice A duly completed Drawdown Notice.

Part IV: Delivery conditions subsequent
1
Evidence of Owner’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s flag state confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Owner, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part III of this Schedule 3.
4	Legal opinions Such of the legal opinions specified in Part III of this Schedule 3 as have not already been provided to the Agent.
5
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part III of this Schedule 3 have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

6
Vessel documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Owner, of those documents listed in Schedule 3, Part III, 2(a)(i),(ii) and (iii).

SCHEDULE 4
Form of Transfer Certificate

To:	Calyon as agent (the “Agent”)
TRANSFER CERTIFICATE
This transfer certificate relates to a facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated                2006 whereby a buyer credit facility of up to $255,528,228.43 and a junior facility of up to $80,000,000 was made available to the Companies listed in Schedule 1 of the Facility Agreement as joint and several borrowers by a group of banks on whose behalf the Agent acts as agent and security trustee.
1
Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Lender” and “Transferee” are defined in the schedule to this transfer certificate.

2
The Lender (i) confirms that the details in the Schedule hereto under the heading “Bank’s Commitment” accurately summarises its Commitment in the Facility Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of Communications specified in the Facility Agreement.

3
The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 12.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4
The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Lender or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender or any other party to the Facility Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any other party to the Facility Agreement.

5
Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Facility Agreement that it has power to become a party to the Facility Agreement as a Lender on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6
The Transferee undertakes with the Lender and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7
The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrowers or for the performance and observance by the Borrowers of any of their obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8
The Lender gives notice that nothing in this transfer certificate or in the Facility Agreement (or any document relating thereto) shall oblige the Lender to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrowers or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1 Lender:

2 Transferee:

3 Transfer Date:

4 Commitment:	Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

Calyon
As agent for and on behalf of itself,
the Borrowers and the other Finance Parties in the presence of:-

By:

Date: [                                                        ]

SCHEDULE 5
Part I: Form of Drawdown Notice for the Buyer Credit

To:	Calyon

From:	Great East Hull No 1717 L.L.C.
Great East Hull No 1718 L.L.C.
H.S.H.I. Hull No S363 L.L.C.
H.S.H.I. Hull No S364 L.L.C.
[Date]
Dear Sirs,
Drawdown Notice
We refer to the Loan Agreement dated            2006 made between, amongst others, ourselves and yourselves (the “Agreement”).
Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
Pursuant to Clause 2.2 of the Agreement, we irrevocably request that you in respect of the Buyer Credit Vessel Tranche in respect of Vessel [A, B, C or D] insert description of the instalment and / or details of the KEIC Insurance Premium being financed] advance a Drawing in the sum of [          ] to us on            200_, which is a Business Day, by paying the amount of the advance to [insert bank details of where the Drawing should be paid depending on the purpose stated above].
We warrant that the representations and warranties contained in Clause 4 (other than those in Clauses 4.2, 4.6 and 4.21) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on            200_, that no Event of Default or Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [          ] months as the Interest Period in respect of the said Drawing.
Yours faithfully

For and on behalf of
Great East Hull No 1717 L.L.C.
Great East Hull No 1718 L.L.C.
H.S.H.I. Hull No S363 L.L.C.
H.S.H.I. Hull No S364 L.L.C.

Part II: Form of Drawdown Notice for the Junior Loan

To:	Calyon

From:	Great East Hull No 1717 L.L.C.
Great East Hull No 1718 L.L.C.
H.S.H.I. Hull No S363 L.L.C.
H.S.H.I. Hull No S364 L.L.C.
[Date]
Dear Sirs,
Drawdown Notice
We refer to the Loan Agreement dated            2006 made between, amongst others, ourselves and yourselves (the “Agreement”).
Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
Pursuant to Clause 2.2 of the Agreement, we irrevocably request that you in respect of the Junior Loan Vessel Tranche in respect of Vessel [A, B, C or D] advance a Drawing in the sum of [          ] to us on [          ], which is a Business Day, by paying the amount of the advance to [insert bank details of where the Drawing should be paid depending on the purpose stated above].
We warrant that the representations and warranties contained in Clause 4 (other than those in Clauses 4.2, 4.6 and 4.21) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on [          ], that no Event of Default or Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [          ] months as the Interest Period in respect of the said Drawing.
Yours faithfully

For and on behalf of
Great East Hull No 1717 L.L.C.
Great East Hull No 1718 L.L.C.
H.S.H.I. Hull No S363 L.L.C.
H.S.H.I. Hull No S364 L.L.C.

SCHEDULE 6
Calculation of the Mandatory Cost
1
The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300	per cent. per annum.
Where E is the rate of charge payable by a Lender to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Agent as being the average of the Fee Tariffs applicable to that Lender for that financial year).
5	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Facility Office” means the office notified by a Lender to the Agent in writing on or before the date it becomes a Lender as the office through which it will perform its obligations under the Agreement;

(c)
“Fee Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee Rules but taking into account any applicable discount rate); and

(e)
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union;

(f)	“Parties” means any party to the Agreement, including its successors in title permitted assigns and permitted transferees; and
(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6
If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year).

7
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender Shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
8
The percentages of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless the Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as in its Facility Office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12
The Agent may from time to time, after consultation with the Borrowers and the Lenders determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 7
Form of Compliance Certificate

To:	Calyon (the “Agent”)

From:	Teekay Shipping Corporation (the “Guarantor”)
Date: [•]
Dear Sirs,
We refer to an agreement (the “Agreement”) dated            2006 and made between (1) the companies listed at Schedule 2 of the Agreement as borrowers (2) the banks and financial institutions listed in Schedule 1 of the Agreement as banks, (3) yourselves as Agent (4) yourselves as Security Trustee (5) yourselves as Swap Provider and (6) yourselves as KEIC Agent (as from time to time amended, varied, novated or supplemented).
We also refer to the guarantee (the “Guarantee”) dated            2006 made between ourselves as Guarantor and yourselves as Agent.
Terms defined or construed in the Agreement have the same meanings and constructions in this Certificate.
We attach the relevant calculation details applicable on the last day of our financial [year][quarter] ending [•] (the “Relevant Period”) which confirm that:-
1
Free Liquidity (excluding that portion attributable to TGP, OPCO and, once TKO is established, TKO (excluding OPCO to the extent already consolidated into TKO)) [was at all times equal to or greater than/fell below] $50,000,000. Therefore the condition contained in clause [8.1] of the Guarantee [has/has not] been complied with in respect of the Relevant Period.

2
The aggregate of the Guarantor’s Free Liquidity and undrawn committed revolving credit lines available to be drawn by the Guarantor and its Subsidiaries (excluding that portion attributable to TGP, OPCO and, once TKO is established, TKO (excluding OPCO to the extent already consolidated into TKO) and excluding undrawn committed revolving credit lines with less than six (6) months to maturity) [was at all times equal to or greater than/fell below] 5% of Total Debt. Therefore the condition contained in clause [8.2] of the Guarantee [has/has not] been complied with.

Signed:
Duly authorised representative of
TEEKAY SHIPPING CORPORATION

SCHEDULE 8
Drawings under the Junior Loan

Months from	Amounts available for drawdowns	Amounts available for drawdowns
Delivery	for each of Vessel A and Vessel B	for each of Vessel C and Vessel D
6	$1,371,536	$1,381,856
12	$1,335,178	$1,344,801
18	$1,297,631	$1,306,534
24	$1,258,855	$1,267,014
30	$1,218,810	$1,226,201
36	$1,177,454	$1,184,053
42	$1,134,745	$1,140,525
48	$1,090,639	$1,095,573
54	$1,045,089	$1,049,149
60	$998,048	$1,001,207
66	$949,468	$951,695
72	$899,299	$900,563
78	$847,487	$847,758
84	$793,980	$793,225
90	$738,722	$736,908
96	$681,656	$678,747
102	$622,722	$618,683
108	$561,859	$556,654
114	$499,005	$492,594
120	$434,094	$426,438
126	$367,059	$358,118
132	$297,830	$287,561
138	$226,335	$214,696
144	$152,499	$139,447

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

Kavita Shah
SIGNED by Attorney-in-Fact	)
duly authorised for and on behalf	)	/s/ Kavita Shah
of GREAT EAST HULL NO 1717 L.L.C.	)

Kavita Shah
SIGNED by Attorney-in-Fact	)
duly authorised for and on behalf	)	/s/ Kavita Shah
of GREAT EAST HULL NO 1718 L.L.C.	)

Kavita Shah
SIGNED by Attorney-in-Fact	)
duly authorised for and on behalf	)	/s/ Kavita Shah
of H.S.H.I. HULL NO S363 L.L.C.	)

Kavita Shah
SIGNED by Attorney-in-Fact	)
duly authorised for and on behalf	)	/s/ Kavita Shah
of H.S.H.I. HULL NO S364 L.L.C.	)

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as a Senior Lender))

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as a Junior Lender))

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as the Agent))

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as the Security Trustee))

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as Swap Provider))

SIGNED by Oliver Hermanns & Jerome Duval	)
duly authorised for and on behalf	)	/s/ Oliver Hermanns & Jerome Duval
of CALYON (as KEIC Agent))